Exhibit 4.2
DESCRIPTION OF SECURITIES
Commvault Systems, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock and our Preferred Stock Purchase Rights.
This summary does not purport to be a complete statement of the relevant provisions of our Amended and Restated Certificate of Incorporation (“Charter”) or our Amended and Restated Bylaws (“Bylaws"). This summary is subject to and qualified in its entirety by reference to our Charter and Bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

Description of Common Stock

Shares Authorized. The Company is authorized to issue up to 250,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

Voting Rights. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of Common Stock do not have cumulative voting rights.
Dividends. Subject to the rights of holders of any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Other Rights. Subject to any preferential rights of holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to share ratably in all assets legally available for distribution to stockholders in the event of dissolution. Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of shares of Common Stock are not currently entitled to pre-emptive rights.

Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable.
Listing. The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “CVLT.”

Description of Preferred Stock Purchase Rights and Preferred Stock

This description of Preferred Stock Purchase Rights and Series A Preferred Stock is subject to and qualified in its entirety by reference to the Rights Agreement, dated as of April 3, 2020, between Commvault Systems, Inc. and Computershare Trust Company, N.A. (the “Rights Agreement”) as filed on Form 8-K dated April 6, 2020, Amendment No. 1 (the “Amendment”) to the Rights Agreement dated as of November 16, 2020, as filed on Form 8-K dated November 16, 2020, and the Certificate of Designation of Series A Junior Participating Preferred Stock as filed on Form 8-K dated November 14, 2008.

Shares Authorized. The Company is authorized to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. 150,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

On April 13, 2020, the Board of Directors issued a dividend of one preferred share purchase right (“Right”) for each share of Common Stock to purchase one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, at a price of $200 per one-thousandth of a share of Series A Preferred Stock. However, those Rights expired on their terms on April 1, 2021 without having been exercised.

As of the date hereof, no shares of Series A Preferred Stock have been issued or are outstanding, and there are no outstanding or issued purchase rights in respect thereof. However, the Company could issue such shares or purchase rights in the future.

Voting Rights. Until a Right is exercised or exchanged, the holder of such Rights will have no rights as a stockholder, including the right to vote. In the event that shares of Series A Preferred Stock are issued, each one-thousandth share of Series A Preferred Stock will be entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may otherwise be provided, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock would vote together as one class on all matters submitted for a vote of shareholders. These voting rights are subject to adjustment under certain circumstances.
Dividends. Until a Right is exercised or exchanged, the holder of such Rights will have no rights as a stockholder, including the right to receive dividends. In the event that shares of Series A Preferred Stock are issued in the future, subject to any prior and superior rights of holders of any outstanding series of preferred stock, the holders of Series A Preferred Stock would be entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends on terms as may be agreed.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
Board of Directors
Our Charter and Bylaws provide:

•that directors may be removed only for cause, if such removal is prior to the 2023 annual meeting of stockholders, and with or without cause if such removal is after the 2023 annual meeting of stockholders, by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

•that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.
These provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us.

In addition, our Charter and Bylaws previously provided that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms. However, our stockholders have voted in favor of amending our Charter and Bylaws to remove this classification and we have begun the process of de-staggering the board of directors. At the end of this three-year process, all directors will be in a single class and elected for single-year terms. For more information, please see the amended Charter and Bylaws, as filed on Form 8-K dated August 28, 2020.

Stockholder Actions and Special Meetings
Our Charter and Bylaws also provide that:
•any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•special meetings of the stockholders may only be called by the chairman of the board of directors, our chief executive officer, or by the board of directors.
Our Bylaws provide that in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

Board Consideration of Change of Control Transactions
Our Charter empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account, in addition to potential economic benefits to stockholders, factors such as:
•a comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock; and

•the impact of the transaction on our employees, suppliers and customers and its effect on the communities in which we operate.

Amendment

Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Charter requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our Charter. Our Bylaws may be amended or repealed by a majority vote of the board of directors or the holders of at least 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Preferred Stock
The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.
These and other provisions may deter hostile takeovers or delay changes in control or management of our company.

Delaware Business Combination Statute
Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:
•prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Except as otherwise set forth in Section 203, an interested stockholder is defined to include:
•any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board because the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.